Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports third quarter earnings of $0.21 per share

•	Diluted earnings per share for the third quarter of 2013 was 21 cents, unchanged from both the second quarter of 2013 and the third quarter of 2012.

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The provision for credit losses was $9.5 million for the third quarter of 2013, a $4.0 million, or 29.6 percent, decrease from the second quarter of 2013 and a $13.5 million, or 58.7 percent, decrease from the third quarter of 2012. Non-performing loans decreased $20.7 million, or 11.0 percent, in comparison to June 30, 2013 and $44.5 million, or 20.9 percent, in comparison to September 30, 2012.

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Average loans for the third quarter of 2013 increased $199.6 million, or 1.6 percent, compared to the second quarter of 2013. Average loans for the nine months ended September 30, 2013 increased $549.4 million, or 4.6 percent, in comparison to the same period in 2012.

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Net interest income for the third quarter of 2013 increased $468,000, or 0.4 percent, compared to the second quarter of 2013, while the net interest margin decreased seven basis points to 3.45 percent.

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Non-interest income, excluding investment securities gains, decreased $4.7 million, or 9.6 percent, in comparison to the second quarter of 2013, while non-interest expense decreased $525,000, or 0.4 percent.

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During the third quarter of 2013, the Corporation successfully completed the conversion to its new core processing system, which supports customer relationship management for substantially all deposit and loan customers.

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During the third quarter of 2013, the Corporation repurchased approximately 1.6 million shares, completing the eight million share repurchase program that expired on September 30, 2013. The Corporation announced that its board of directors approved the repurchase of up to four million shares, or approximately 2.1 percent of the Corporation’s outstanding shares, through March 31, 2014.

(October 22, 2013) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $39.9 million, or 21 cents per diluted share, for the third quarter ended September 30, 2013, compared to $40.6 million, or 21 cents per diluted share, for the second quarter of 2013. For the nine months ended September 30, 2013, net income was $119.8 million, or 61 cents per diluted share, a 1.7 percent increase in comparison to the 60 cents per diluted share earned for the same period in 2012.
“We continued to increase our earning assets in the third quarter with solid loan growth, particularly in the commercial mortgage category. As a result of further improvement in our overall asset quality, we again reduced the provision for credit losses,” said E. Philip Wenger, Chairman, CEO and President. “However, net interest margin compression and lower non-interest income, due to reduced mortgage sale gains, presented challenges. During the quarter, we completed both our core processing conversion and our previously announced eight million share repurchase program.”

Asset Quality
Non-performing assets were $186.5 million, or 1.09 percent of total assets, at September 30, 2013, compared to $210.2 million, or 1.23 percent of total assets, at June 30, 2013 and $242.0 million, or 1.49 percent of total assets, at September 30, 2012. The $23.7 million, or 11.3 percent, decrease in non-performing assets in comparison to the second quarter of 2013 was primarily due to a decrease in non-performing commercial loans, commercial mortgages and construction loans, as well as a decrease in other real estate owned (OREO).
Annualized net charge-offs for the third quarter ended September 30, 2013 were 0.45 percent of average total loans, compared to 0.56 percent for the quarter ended June 30, 2013 and 0.84 percent for the quarter ended September 30, 2012. The allowance for credit losses as a percentage of non-performing loans was 126.5 percent at September 30, 2013, as compared to 115.0 percent at June 30, 2013 and 110.5 percent at September 30, 2012.

Net Interest Income and Margin
Net interest income for the third quarter of 2013 increased $468,000, or 0.4 percent, from the second quarter of 2013. Interest income for the second quarter of 2013 included $1.9 million of interest recoveries and calls on debt securities, compared to $119,000 of interest recoveries for the third quarter of 2013. The net interest margin decreased seven basis points, or 2.0 percent, to 3.45 percent in the third quarter of 2013 from 3.52 percent in the second quarter of 2013. Average yields on interest-earning assets decreased 11 basis points, while the decline in the average costs of interest-bearing liabilities was 4 basis points during the third quarter of 2013 in comparison to the second quarter of 2013.

Average Balance Sheet
Total average assets for the third quarter of 2013 were $17.0 billion, an increase of $191.4 million, or 1.1 percent, from the second quarter of 2013, due primarily to an increase in average loans.

	Quarter Ended		Increase (decrease)
	Sep 30, 2013	Jun 30, 2013	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$4,961,871	$4,758,060	$203,811	4.3%
Commercial - industrial, financial, and agricultural	3,706,113	3,714,683	(8,570)	(0.2)%
Real estate - home equity	1,767,095	1,732,704	34,391	2.0%
Real estate - residential mortgage	1,323,972	1,308,713	15,259	1.2%
Real estate - construction	576,222	617,577	(41,355)	(6.7)%
Consumer	299,057	304,918	(5,861)	(1.9)%
Leasing and other	93,832	91,907	1,925	2.1%
Total Loans, net of unearned income	$12,728,162	$12,528,562	$199,600	1.6%

Total average liabilities increased $224.8 million, or 1.5 percent, from the second quarter of 2013, including a $186.2 million, or 1.5 percent, increase in average deposits.

	Quarter Ended		Increase (decrease)
	Sep 30, 2013	Jun 30, 2013	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$3,221,648	$3,116,940	$104,708	3.4%
Interest-bearing demand	2,895,156	2,718,679	176,477	6.5%
Savings deposits	3,359,795	3,350,856	8,939	0.3%
Total demand and savings	9,476,599	9,186,475	290,124	3.2%
Time deposits	3,065,210	3,169,141	(103,931)	(3.3)%
Total Deposits	$12,541,809	$12,355,616	$186,193	1.5%

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $4.7 million, or 9.6 percent, in comparison to the second quarter of 2013. Mortgage banking income decreased $3.9 million due to a $4.2 million decrease in gains on sales of loans, as both volumes and spreads decreased. Mortgage banking income benefited from a $1.7 million reduction to the valuation allowance for mortgage servicing rights during the third quarter of 2013. This compares to a $2.0 million decrease in the allowance recognized in the second quarter of 2013. Service charges on deposit accounts decreased $713,000, or 4.9 percent, including a $432,000 decrease in overdraft fees and a $312,000 decrease in other service charges on deposits. Investment management and trust services revenue decreased $181,000, or 1.7 percent.

Non-interest Expense
Non-interest expense decreased $525,000, or 0.4 percent, in the third quarter of 2013 compared to the second quarter of 2013. OREO and repossession expenses decreased $488,000, due to both a decrease in holding costs and a net decrease in losses on foreclosed properties. Other outside services decreased $267,000 due to a decrease in consulting costs associated with regulatory compliance and risk management. Operating risk loss increased $1.4 million due to an increase in provisions for losses associated with previously sold residential mortgages.
During the second quarter of 2013, three of the Corporation’s six affiliate banks converted to a new core processing system. During the third quarter of 2013, the Corporation’s three remaining affiliate banks converted to the new core processing system. Total implementation costs specifically associated with these conversions were approximately $1.6 million in the third quarter of 2013, compared to $1.2 million in the second quarter of 2013. Total implementation costs associated with these conversions were $3.1 million for the nine months ended September 30, 2013.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and the Quarterly Reports on Form 10-Q for the

quarters ended June 30, 2013 and March 31, 2013, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.